Exhibit 99.1

For more information contact:
Roger E. Gower, President/CEO
(651) 697-4000
Michelle Sprunck, Investor Relations
(651) 697-4000

MCT REPORTS FOURTH QUARTER, YEAR END 2004 RESULTS

St. Paul, Minnesota. (February 16, 2005) — Micro Component Technology, Inc. (OTC Bulletin Board: MCTI) today reported results for its fourth quarter and fiscal year ended December 31, 2004.

Net sales for the fourth quarter ended December 31, 2004 were $2.3 million, a decrease of 39.7% from net sales of $3.7 million in the comparable period ended December 31, 2003 and a decrease of 41.6% from the previous 2004 quarter.  The net loss for the current quarter was $1.8 million or $0.07 per share compared to income of $32,000 or $0.00 per share in the fourth quarter of 2003 for basic earnings per share.

Net sales for the year ended December 31, 2004 were $14.6 million, an increase of 31.3% from net sales of $11.1 million in the prior year.  The net loss for the 2004 was $2.0 million, or $0.08 per share, compared to a net loss of $3.7 million, or $0.21 per share in prior year.

MCT’s Chief Executive Officer, Roger E. Gower, commented,  “Although our fourth quarter sales and profits were down as a result of the general semiconductor equipment market decline, our annual sales in 2004 were up 31% and our annual loss was also reduced compared to the prior year.  It should also be noted that we were profitable in our first two quarters of 2004 and incurred the majority of our annual loss in the fourth quarter of this year.  Additionally, two new products were designed and shipped successfully in the latter part of 2004, which will provide us with a portfolio of new products going forward in 2005. As a result of completing these development projects, we expect a significant reduction in our research and development expense in 2005.  Further we will continue to monitor market conditions and take additional actions, as required, to reduce costs. “ concluded Gower.

MCT is a leading manufacturer of test handling and automation solutions satisfying the complete range of handling requirements of the global semiconductor industry.  MCT has recently introduced several new products under its Smart Solutions™ line of automation products, including Tapestry®, SmartMark™, SmartSort™, and SmartTrakTM, which are designed to automate the back-end of the semiconductor manufacturing process.  MCT believes it has the largest installed IC test handler base of any manufacturer, with over 11,000 units worldwide.  MCT is headquartered in St. Paul, Minnesota, with its core manufacturing operation in Penang, Malaysia.  MCT is traded on the OTC Bulletin Board under the symbol MCTI.

For more information on the Company, visit its web site at http://www.mct.com

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, the impact on cash and results of operations from a flattening or renewed downturn in the semiconductor capital equipment market, the need for additional financing, and the other factors detailed from time to time in the Company’s SEC reports, including but not limited to the discussion in the Risk Factors and Management’s Discussion  &  Analysis included in Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarters ended March 27, June 26, and September 25,  2004, respectively.

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Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three months ended		Years ended
	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003

Net sales	$2,252	$3,738	$14,602	$11,123
Cost of sales	1,394	1,790	7,286	6,295
Gross profit	858	1,948	7,316	4,828
Gross margin	38.1%	52.1%	50.1%	43.4%

Selling, general and administrative	1,544	1,072	5,596	4,872
Research and development cost	731	552	2,841	2,351
Restructuring charge	35	—	35	266
Total operating expenses	2,310	1,624	8,472	7,489

Operating income (loss)	(1,452)	324	(1,156)	(2,661)

Interest and other	(305)	(292)	(892)	(1,007)

Net income (loss)	$(1,757)	$32	$(2,048)	$(3,668)

Net income (loss) per share:
Basic	$(0.07)	$0.00	$(0.08)	$(0.21)
Diluted (1)	$(0.07)	$0.01	$(0.08)	$(0.21)

Weighted average shares outstanding:
Basic	25,269	20,086	25,013	17,606
Diluted	25,269	27,274	25,013	17,606

(1)          Diluted earnings per share reflects $166,000 of interest expense related to the long-term debt, which would not have been incurred had the note holders converted their debt to common stock for the quarter ended December 31, 2003.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	Dec. 31, 2004	Dec. 31, 2003
Assets
Current assets
Cash and cash equivalents	$166	$1,078
Accounts receivable, net	2,035	1,539
Inventories, net	3,057	3,413
Other current assets	189	273
Total current assets	5,447	6,303
Property, net	270	336

Debt issuance costs and other, net	405	555

Total assets	$6,122	$7,194

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$967	$1,518
Bank line of credit	1,583	348
Accrued liabilities	1,093	2,803
Deferred revenue in excess of cost incurred	—	16
Current portion long-term obligations	800	—
Total current liabilities	4,443	4,685

Long term portion of accounts payable	—	195
Long-term convertible note	725	—
10% senior subordinated convertible debt	3,630	7,340

Total stockholders’ deficit	(2,676)	(5,026)

Total liabilities and stockholders’ deficit	$6,122	$7,194